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  FOR IMMEDIATE RELEASE                         Contact:      Mark Burroughs
                                                Telephone:    (732) 542-2800
  August 21, 2006



               ROBERT W. GUNN TO JOIN OSTEOTECH BOARD OF DIRECTORS


Osteotech, Inc. (NASDAQ: OSTE) today announced the appointment of Mr. Robert W. Gunn to its Board of Directors. Mr. Gunn will join the Board of Directors effective September 1, 2006 and will also serve on the Audit Committee of the Board of Directors.

Kenneth P. Fallon, III, Osteotech's Chairman of the Board of Directors, stated, "We are pleased Mr. Gunn is joining Osteotech's Board. Bob's experience and expertise will assist the Board of Directors to ensure the Company will continue to benefit from a diversity of experience and opinions."

Mr. Gunn is currently  the  co-founder  of  Accompli,  an  international  change leadership firm. Formerly, Mr. Gunn was Executive Vice President of Client Relations and Change Leadership for Exult, Inc., an innovator and market leader in HR-led Business Process Outsourcing for Global 500 corporations. Mr. Gunn is a member of the board of directors of Equitant, a business process outsourcing firm, an Advisory Board member of the Shared Service Business Process Outsourcing Association and a member of the Visiting Committee for the West Virginia University School of Medicine. Mr. Gunn is a graduate of Williams College and has a Masters in Business Administration from The Wharton School, University of Pennsylvania.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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